Exhibit 99.1

FOR IMMEDIATE RELEASE

IFF ELECTS RICHARD A. O’LEARY INTERIM CHIEF FINANCIAL OFFICER

New York City, July 28, 2008 -- International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today announced that Richard A. O’Leary, 48, has been named Interim Chief Financial Officer, effective July 31, 2008. O’Leary will report to Robert M. Amen, Chairman and Chief Executive Officer and will be a member of IFF’s Leadership Team. His appointment follows the previously announced departure of Douglas J. Wetmore, Senior Vice President and Chief Financial Officer.

Mr. Amen said, “Since joining IFF in 1991, Doug has made important contributions to the company on several levels of the organization and we wish him every future success.”

Interim CFO O’Leary joined IFF in July 2007 as Vice President, Corporate Development with responsibility for the Capital Appropriations Process and Information Technology. In this role, he provided senior leadership for several corporate initiatives and staff functions. Prior to IFF, he spent more than 20 years at International Paper (IP), where he most recently served as Chief Financial Officer, IP do Brasil Ltda from 2004 to 2007.

“Rich’s financial and international experience, combined with his demonstrated successes in previous positions make him a valuable addition to our team,” added Amen. “We are fortunate to have someone of Rich’s caliber who can step into this role while we continue our search for a permanent successor for the position.”

About International Flavors & Fragrances Inc.

IFF is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionary and food products. The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 31 countries worldwide. For more information, please visit our Web site at www.iff.com.

Individuals interested in receiving future updates on IFF via e-mail can register at http://ir.iff.biz.

Investor Contact: Yvette Rudich

International Flavors & Fragrances Inc.

Director of Corporate Communications

212-708-7164

Media Contact: Melissa Sachs

International Flavors & Fragrances Inc.

Manager, Corporate Communications

212-708-7278